Exhibit 99.1

Company Press Release dated April 30, 2021

NEWS RELEASE

Post Office Box 216

307 North Defiance Street

Archbold, Ohio 43502

Farmers & Merchants Contacts
Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Completion of the

Ossian Financial Services, Inc. Acquisition

ARCHBOLD, OHIO, April 30, 2021, Farmers & Merchants Bancorp, Inc. (“F&M”, “FMAO”, or the “Company”) (Nasdaq: FMAO), the holding company for Farmers & Merchants State Bank, announced today that it has completed the acquisition of Ossian Financial Services, Inc. (“OFSI”), the holding company for Ossian State Bank.

Lars Eller, President and CEO of F&M, stated, “OFSI is our third recent acquisition in Northeast Indiana and immediately enhances our growing franchise within the state. In fact, since starting our expansion strategy in 2018, and with the addition of OFSI, total assets have nearly doubled to approximately $2.2 billion. On behalf of everyone at F&M, we are pleased to welcome the customers and employees of OFSI to F&M.”

F&M now operates 12 full-service offices and an LPO in Indiana with total deposits of $462 million and total loans of $445 million within the state. With the addition of OFSI, F&M has total assets of approximately $2.2 billion, and provides financial services through a total of 30 full-services offices within Ohio and Indiana, as well as LPOs in Ohio, Indiana, and Michigan. Excluding one-time acquisition and integration expenses, the Company expects OFSI will add approximately $0.08 per diluted share to annual earnings for the remainder of 2021.

OFSI branch signage will transition to Farmers & Merchants State Bank on May 1, 2021 and the system conversion will occur on May 24, 2021.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben, and Wells counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.